Exhibit 10.28

AGREEMENT TO RESOLVE CERTAIN TENANT IMPROVEMENT

DISPUTES WITH RESPECT TO B-4, B-5 & B-6

This Agreement is entered into and dated for reference purposes as of January 8, 2002, by and between Pacific Shores Development, LLC (“PSD”) and BroadVision, Inc. (“BroadVision”) and is as follows:

1.             Disputes.  This is an agreement (“Agreement”) to confirm the resolution of all disputes regarding (i) the characterization of various components of construction at B-4, B-5 and B-6 as being either Shell or Tenant Improvement items, (ii) the appropriate cost or expense of those items, (iii) any remaining obligations of BroadVision to pay for the construction of additional Tenant Improvements in B-4 and B-5, and (iv) the appropriate allocation of all remaining amounts of the B-4 and B-5 Tenant Improvement deposits to the cost of Tenant Improvements (collectively the “Disputes”).

2.             Release and Indemnity.  Each of the undersigned, on behalf of itself, its respective shareholders, partners, officers, directors, constituent members, lenders, associates, affiliates, attorneys, trustees, trusts as to which it serves as trustee, employees, agents, and all others claiming through same and each of their successors and assigns (collectively, disjunctively, and conjunctively its “Affiliates”) hereby generally releases and forever discharges the other and its Affiliates from and against any and all claims, demands, charges, costs, liabilities, expenses (including reasonable attorneys’ fees), accounts, actions or causes of action of any nature, whether absolute or contingent, tort or contract, legal or equitable, common law or statutory, now or hereafter occurring, and no matter by whom alleged or asserted, and including, without limitation, both known and unknown liabilities, claims and causes of action arising out of, related to or in connection with the Disputes.  Each party agrees to indemnify and hold harmless the other party and its Affiliates as to any of the Disputes released by such party which is brought against such other party and/or its Affiliates.

3.             Application to Tenant Improvement Deposits.  As consideration herefor, all of the money deposited by BroadVision into the Tenant Improvement accounts established under the B-4 and B-5 Leases shall be applied by Pacific Shores Development, LLC as payment for or reimbursement of the cost and expense of various construction components and shall be allocated among Tenant Improvement costs in certain amounts set forth below (and otherwise in its sole discretion), regardless of whether such costs are expressly described in the Leases and regardless of any prior disputes between the parties with respect to such costs and expense, including, without limitation, the cost and expense of B-6 windscreens ($150,000) and B-4, B-5 and B-6 winterization ($100,000), overtime ($100,000), general conditions and temporary utilities ($100,000), man lift and operator ($80,000), temporary stairs ($40,000) and certain poured in place concrete slab floors ($1,340,101) as well as the cost and expense of certain Tenant Improvements yet to be constructed in B-4 and/or B-5, including, without limitation, for construction components necessary or appropriate to convert either or both B-4 and B-5 to multi-tenant use.

4.             Obligations Satisfied.  As further consideration for this Agreement, BroadVision is deemed to have complied with all of its obligations to pay for the design and construction of Tenant Improvements under the B-4, B-5 and B-6 Leases.

5.             Lender’s Consent; Board Authorization.  Lessee’s and Lessor’s obligations hereunder are subject to the receipt (i) by Lessee, no later than one hundred fifty (150) days after the date hereof, of the Lender’s Consent, as hereinafter defined, and (ii) by Lessor, no later than one hundred fifty (150) days after the date hereof, of a certified resolution of Lessee’s Board of Directors authorizing the execution of this Agreement.  Lessor hereby agrees to use diligent efforts to obtain the Lender’s Consent by such date; however, if Lessee does not receive the Lender’s Consent by such date, this Agreement shall, at either Lessor’s or Lessee’s option, thereupon be deemed terminated and of no further force or effect, and neither party shall have any further rights, obligations, or liabilities hereunder.  As used herein, the term “Lender’s Consent” means a written consent to this Agreement (including, without limitation, Section 2 hereof), executed by the holder of the promissory note secured by that certain Deed of Trust encumbering the fee interest in the real property of which the Premises are a part) recorded on March 31, 2001 in the Official Records of San Mateo, California, as Document No 2000-037860.

6.             Leases Ratified.  The B-4, B-5 and B-6 Leases are hereby ratified and confirmed as being in full force and effect.

Pacific Shores Development, LLC,
a Delaware limited liability company

By:	Technology Land, LLC,
a California limited liability company

By:	/s/ Jay Paul
Jay Paul, Sole Member

BroadVision, Inc.,
a Delaware corporation,

By:	/s/ Fran Barton
Fran Barton
(Type or Print Name)

Its:	EVP & CFO